DISTRIBUTION AGREEMENT

This Agreement is entered into and effective as of the fifteenth day April, 2008, by and between  PRINCE  SPORTS,  INC.,  having  its  principal  place  of  business  at  One Advantage Court, Bordentown, New Jersey 08505 (hereinafter referred to as "Prince"), and LINEA DEPORTIVA PRINCE MEXICO S.A. DE C.V., having its principal place of business at Lopez Cotilla 829 Int 1, Colonia Americana, Guadalajara, Jalisco, Mexico (hereinafter referred to as "Distributor").

BACKGROUND

Distributor has represented to Prince that Distributor has the requisite experience and capability to distribute and sell Prince's products in the Territory (as hereinafter defined) in commercially reasonable quantities.  In reliance upon such representation, Prince desires that Distributor purchase from Prince certain products bearing the Prince® trademark and other trademarks owned by Prince (each such trademark referred to individually as a "Trademark" and all of such trademarks collectively referred to as the "Trademarks” for importation, sale and distribution in the Territory, all upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the foregoing, the mutual representations, warranties and covenants hereinafter  set  forth,  and  other  good  and  valuable  consideration,  the  receipt  and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

1.        Definitions.     For the purposes hereof, the following terms shall have the respective meanings provided therefor below:

1.1      “Affiliate” of  any  person means  any other person  that, directly  or indirectly, controls or is controlled by that person, or is under common control with that person or any such other person, and shall include any relative or spouse of that person.

1.2      11Control" (including, with  correlative meaning, the  terms "controlled  by"  and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.3      “Contract Year” shall have the meaning set forth in Section 4 of the Distribution

Schedule attached.

1.4     “Designated Currency" means the currency or currencies in which Products will be invoiced by Prince.  The initial Designated Currency is set forth on Section 1.4 of the Distribution Schedule.

1.5      "Net Sales" means, during any period, the sum of the gross amounts invoiced by Distributor for all Products (as defined below) sold during such period at wholesale by Distributor, less the sum of all refunds, credits and allowances actually made for returned Products, and usual and customary trade discounts.

1.6      "Packaging Materials" means all tags, labels, cartons, containers, wrappings and other materials, in which or with which Products are packaged.

1.7     "Person" means any individual, corporation, partnership, joint venture, trust, association, unincorporated organization or other entity or any governmental body or subdivision, agency, commission or authority thereof.

1.8      "Products" means all tennis, racquetball and squash racquets, apparel, footwear and related racquet accessory products, including, but not limited to, bags, strings and grips, now or hereafter manufactured by or for Prince, which bear the Trademark and which are offered for sale by Prince to Distributor.

1.9      "Term" shall have the meaning set forth in Section 4 of the Distribution Schedule.

1.10    "Territory" shall have the meaning set forth on Section 1.10 of the Distribution

Schedule.

1.11    "Trademarks” shall have the meaning set forth in the Background paragraph, above.

2.         Purchase and Sale; Exclusivity

2.1.      Purchase and Sale.     Subject  to  the  terms  and  conditions  set  forth  in  this Agreement, Distributor  shall, during the Term, order  and purchase  from  Prince, and Prince shall use all reasonable commercial efforts to sell and deliver to Distributor, for resale in  the  Territory,  (a)  all  of  Distributor's  reasonable  requirements  of  Products, together with samples of such Products as Distributor shall reasonably request, and (b) without limiting the generality of the foregoing, at least the amount of Products necessary to meet the minimum purchase requirements set forth in Section 3.4 of this Agreement, during each Contract Year.  Distributor shall, both prior to its initial offer and regularly thereafter, consult with Prince with respect to the mix and balance of Products that Distributor shall purchase, and with respect to the mix and balance of Products that Distributor should sell to each of its retail customers.   Nothing contained herein shall require Prince to sell to Distributor any Products, whether now or hereafter existing, which Prince, in its absolute discretion, does not believe is appropriate for sale in the Territory.  Products sold and delivered to Distributor hereunder shall be of a quality substantially consistent with the image and prestige of the Trademarks.

2.2.      Exclusivity.  During the Term, Distributor shall, except as otherwise set forth in this Agreement, be the exclusive distributor of Products in the Territory.  Distributor shall not, directly or indirectly, solicit the sale of Products to any third party outside the Territory or sell Products to any person or entity which it knows, should know, or has reason to believe, intends to sell Products outside of the Territory.

2.3       Competitive Products.   Neither Distributor nor any Affiliate of Distributor shall, without Prince's prior written consent, sell products which Prince reasonably determines to be competitive to the Products.

3.        Purchase Price; Payment Terms; Orders and Delivery

3.1.     Price.   The purchase price for each Product and samples thereof purchased by Distributor hereunder shall be such price as may be fixed by Prince from time to time as the price for such Products or samples.   Such purchase prices will be provided to Distributor by Prince in the Designated Currency. Prince may, from time to time, with fifteen (15) days prior notice to Distributor, change the prices of Products and/or the Designated Currency, and Prince shall, as promptly as practicable, advise Distributor of any such changes and provide Distributor with revised price lists indicating such changes. No change in price announced by Prince shall affect any orders for Products previously confirmed by Prince as provided in Section 3.4 of this Agreement.

3.2.     Payment Terms.  Initial payment terms shall be as set forth in Section 3.2 of the Distribution Schedule and will be determined on an ongoing basis by Prince based on its reasonable judgment of Distributor's creditworthiness, financial responsibility and credit history.  All payment shall be made in U.S. dollars.

3.3.      Overdue Payments.  Notwithstanding anything to the contrary contained herein, if any invoice shall remain unpaid in full by Distributor for a period exceeding ten (10) days from the date payment is due, Distributor shall pay to Prince interest on the unpaid amount of such invoice at the lower of (i) one and one half percent (1.5%) per month or (ii) the highest rate allowable under applicable law, until the date such unpaid amount is paid. Distributor shall pay such interest together with the payment of the invoice amount. Nothing contained herein is intended to extend the time of payment required under the terms of this Agreement or under any invoice, and shall be in addition to (and not in lieu of) any and all rights and remedies Prince may have with respect to such late payment. Prince, also reserves the right to suspend shipment of Products to Distributor in the event that Distributor fails to make payment on invoices as required by this Section 3 until such time that payment is made in full.

3.4      Purchase Orders.

3.4.1.   Distributor shall submit orders to Prince for Products (and samples thereof) at regular intervals during each Contract Year sufficiently in advance of the delivery date to enable Prince to timely place (in the normal and regular course of its business) the necessary orders with its suppliers and manufacturers.   Distributor shall purchase from Prince during each Contract Year, not less than that amount of Products which equals the Minimum Purchase Requirements set forth in Section 3.4 of the Distribution Schedule, during any Contract Year. If Distributor fails to purchase the Minimum Purchase Requirement set forth in Section 3.4 of the Distribution Schedule during any Contract Year, Prince, in its sole discretion, may, in lieu of terminating this Agreement pursuant to Section 14 of this Agreement, require Distributor to purchase during the next Contract Year, in addition to the amount designated as the minimum quantity for such Contract Year, the amount of the deficiency from the prior Contract Year.

3.4.2   Distributor shall place its orders for Products upon Prince's purchase order forms (or purchase order forms acceptable to Prince), the terms of which shall be applicable thereto except that, if any terms of the purchase order form used is inconsistent with the terms set forth in this Agreement, said inconsistent terms shall be deemed expressly rejected and the terms set forth herein shall control.

3.4.3    Within fourteen (14) days' receipt of an order from Distributor, Prince shall issue its confirmation of such order if Prince deems such order acceptable, including in such confirmation the anticipated date of delivery and prices of the Products subject to such order (and, if a change in the Designated Currency, such change).

3.4.4   Prince shall be under no obligation to provide Distributor with Products unless an order for such Products is confirmed, which confirmation may be granted or denied, in Prince's absolute discretion.

3.4.5   Notwithstanding anything to the contrary contained in this Agreement, if any invoice(s) issued to Distributor has not been paid in full for a period exceeding ten (10) days from the date payment is due, Prince shall have no further obligation to deliver

Products to Distributor until such invoice(s) are paid in full.  Prince’s failure to deliver

Products pursuant to the foregoing sentence shall not otherwise affect the rights and obligations of the parties hereunder.

4.         Delivery.    Unless Distributor is otherwise advised by Prince in writing, all Products shall be sold ex works Prince's distribution center in Bordentown, New Jersey. Prince shall make reasonable commercial efforts to meet Distributor's requirements for Products if the ordering procedures set forth herein are followed.

5.       Security Interest.

5.1.     Prince hereby retains, and Distributor hereby grants to Prince, a purchase money security interest in all of the Products purchased hereunder, together with all additions or accessions thereto, and all accounts, contract rights, documents, instruments, general intangibles and chattel paper of Distributor now existing or hereafter arising out of or with respect to such Products, and all proceeds of the foregoing, which shall continue until Distributor shall have paid all amounts due to Prince under the Agreement and all purchase orders issued hereunder.

5.2.      Distributor will execute such financing statements and other documents as may be required to give Prince a perfected security interest in such Products superior to the interests of all other persons or entities. Distributor also irrevocably appoints Prince as its attorney-in-fact for the purpose of signing on behalf of and in the name of Distributor all such financing statements.

5.3.      Distributor will keep all the Products that are subject to such a security interest, fully insured against damage due to fire, theft, accident and the elements under a policy in form satisfactory to Prince, which names Prince as loss payee.

5.4.      Distributor  will  pay,  before  delinquency,  all  taxes  and  other  charges  assessed against the Products  purchased  hereunder and keep said Products  free from all liens and security  interests  other  than  that  created  hereby,  except  with  Prince's prior  written consent.    Prince  reserves  all  rights  and  remedies  available  to  it  under  the  Uniform Commercial Code or other applicable laws.

6.         Term.  Unless sooner terminated in accordance with the provisions of Section 14 of this Agreement, the initial Term of this Agreement will be that set forth in Section 6 of the Distribution Schedule.   If early termination  pursuant to Section 14 of this Agreement has not been declared,  the parties  may choose to discuss  the possible  extension  of  the Term  beyond  the  scheduled  date of  expiration  and  the  terms  and  conditions  of  such extension.    Neither  party,  however,  shall be under  any obligation  to extend  the  Term beyond such scheduled  date of expiration  and the failure of either party to agree to any such extension shall not give the other party any right or cause of action whatsoever with respect thereto.

7.          Distribution; Inventory; Showrooms

7.1.      Distribution.

7.1.1.   Distributor shall use its best efforts to diligently promote the sale, marketing and distribution during the Term of all Products throughout the Territory.   Notwithstanding the foregoing,  Distributor  shall  sell Products  only to such  customers  whose  businesses and reputations are consistent with and enhance the prestige of the Trademarks and the Products and which are consistent  with Prince's international commercial  strategy for the sale of Products.

7.1.2.   Distributor  shall  maintain  a competent  and experienced  sales force sufficient  to service adequately  accounts within the Territory; such servicing shall include contacting Accounts  on a regular  basis in order to provide them with information  on the Products and to assist them in the expeditious  handling of orders.

7.1.3.   Distributor shall not solicit sales of Products outside the Territory or from any purchaser which Distributor believes or which Prince has advised Distributor, is likely to sell the Products outside the Territory.  In furtherance of the foregoing, prior to the sale of Products  to a prospective  customer,  Distributor  shall  provide  Prince  with  the name of such  customer  and,  at Prince's  request,  with  a detailed  description  of such  customer's business.  In the event Prince, in its absolute discretion, believes that a customer does not meet  the  criteria  set  forth  herein  (whether  prior  to  or  subsequent  to  the  purchase  of Products by such customer), Prince may so advise Distributor, in which event Distributor shall not sell (or shall no longer continue to sell) Products to such customer.

7.1.4.   Prince may furnish sales leads to Distributor from time to time during the Term for the sale of Products to customers within the Territory.  If Distributor fails to take appropriate action with such customers in response to such sales leads, Prince may sell Products to such customers on its own behalf, should Prince, in its sole discretion, determine that such action is required for the adequate representation of the Products in the Territory. Any such sales shall not be credited towards Distributor’s Minimum Purchase Requirements set forth in Section 3.4 and shall not be deemed a violation of the exclusivity provisions of Section 2.2 of this Agreement.

7.1.5.  Distributor, when requested by Prince, shall provide Prince with its price lists, as the same are from time to time in effect as well as general information about market conditions in the Territory, including the status of active inquiries, a forecast of the potential business available, and competitive products available.

7.1.6.  Distributor shall have sole and complete responsibility for its extension of credit to accounts to which it sells Products, and for collection of amounts due from said Accounts.

7.1.7.   Distributor shall  examine, investigate and report to Prince on  any complaints, errors,  problems  or  claims  which  may  arise  in  connection  with  the  Products,  and cooperate with Prince in the appropriate handling of any such complaints and/or claims;

7.2.

Inventory. Unless otherwise agreed to in writing by Prince, Distributor shall at all times  maintain  a  current  inventory  of  Products  sufficient  to  supply  Distributor's customers with three (3) months' worth of Products (based on Distributor's sales forecasts prepared by Distributor pursuant to Section 10.1). Such inventory of products shall at all times be warehoused by Distributor in a manner that will preserve their condition and merchantability. Prince may at any time during reasonable business hours upon not less than twenty-four hours’ prior notice, inspect Distributor's warehouse facilities to ensure compliance with the provisions of this Agreement.

7.3.     Showrooms.     The  location,  design  and  appearance  of  showrooms  used  by Distributor for the exhibition of Products during the Term shall be subject to Prince's prior written approval and such showrooms shall at all times be maintained in a manner consistent with the image and prestige of the Trademarks and Products.

8.           Use of the Trademarks; Advertising and Promotion; Trademark License.

8.1.            Use of the Trademarks.   Distributor shall not use the Trademarks except as expressly provided in this Agreement, and shall not use them in connection with the advertising and promotion of Products, without obtaining the prior written consent of Prince.  Distributor shall sell the Products without the addition of or in combination with any other Trademarks, trade name or brand name.    This Agreement does not give Distributor any right, title or interest in or to any of the Trademarks and all use of the Trademarks by Distributor shall inure to the benefit of Prince.

8.1.1.       All Packaging Materials, print advertisement, pamphlets, brochures, displays, letterhead or other materials bearing the Trademarks and used by Distributor or any of its customers to the extent permitted by this Agreement, shall be of the highest standards and shall be prepared in accordance with samples provided to Distributor by Prince or otherwise in accordance with Prince's written instructions.

8.1.2.       Notwithstanding the foregoing, Distributor may, from time to time, create its own  Packaging  Materials,  letterhead  or  similar  materials  bearing  the  Trademarks provided that Distributor obtains the prior written approval of Prince for such use.

8.1.3.      Distributor shall make regular visits to its customers to inspect such customers' presentation and display of Products and use of the Trademarks and shall regularly review any advertising and/or promotional material used by such customers in connection with Products to ensure that such presentations, displays and advertising and promotional materials are used in a manner approved by Prince as provided herein.  Distributor shall advise any of its customers who are using any of the foregoing in a manner inconsistent with the provisions of this Agreement, to immediately remedy such action (or inaction). Distributor shall immediately cease the sale of Products to any customer that fails to promptly take corrective action following Distributor's request to do so.

8.2.           Local Advertising and Promotion.  Not later than sixty (60) days after the date of this Agreement, Distributor shall submit to Prince for Prince’s written approval, Distributor's advertising and promotion plan for the first selling season.   Such plan, together with  each succeeding  plan  (each  to  be submitted  to  Prince  for  its  written approval together with Distributor's purchasing and sales forecast  pursuant to Section 10.1), shall set forth, in detail reasonably satisfactory to Prince (a) the proposed media to be utilized for the advertisement of Products; (b) the territories and markets to be targeted by such advertisements; (c) the proposed dates, nature and size of such advertisements; (d)  the  amount  Distributor  proposes  to  spend  for  each  such  placement;  and  (e) commencing with the advertising and promotion plan in respect of the second selling season, evidence, in form reasonably satisfactory to Prince (such as invoices and receipts) of  the  amounts  spent  by  Distributor  for  the  advertising  of  Products  during  the immediately preceding selling season.

8.2.1. The amount of Distributor's budget for the advertising of Products during the First Contract Year is set forth in Section 8.2.1 of the Distribution Schedule, and the amount  of such  advertising  budget  for  each succeeding  Contract  Year  shall be  that amount equal to five percent of Net Sales during the prior Contract Year, in each case net of volume and any other advertising or similar discounts (which discounts shall include the reasonable value of all refunds, credits and other benefits, whether or not paid in cash, reasonably  applicable  to  such  advertising  expenditure  or  arising  therefrom). Such advertising expenditures shall be for consumer and trade media placement and media production, and shall specifically exclude any costs related to point of sale or other promotions, Packaging Materials, cooperative advertising with customers and advertising including products in addition to Products.

8.3.1.      Prince hereby grants to Distributor a limited license, solely for the term of this Agreement, to use the name "Prince" as part of the name of its Sociedad Anonima. Distributor shall, within thirty days of the expiration or termination of this Agreement, regardless of the reason for such expiration or termination and solely at its own cost, change its name to remove any reference to "Prince" or any name or mark confusingly similar to "Prince."

9.         Indemnification.

Unauthorized Claims.  Distributor will indemnify and hold Prince harmless against any and  all  losses,  claims  and  liability,  including  attorney's  fees,  resulting  directly  or indirectly from claims made by third parties based upon advertising or representations by Distributor which warrant performance of Products beyond that provided by Prince's standard written warranty or based upon business or trade practices engaged in by Distributor.

Independent Contractor.  Distributor will indemnify Prince against any and all claims or losses incurred by it in connection with or resulting from a determination by any court or government agency in the United States or the Territory that Distributor or anyone acting on Distributor's behalf is an employee or agent of Prince.

Notification. Prince shall notify Distributor of any claims within thirty (30) business days of receiving notification thereof and shall allow Distributor or its insurer the opportunity to assume direction and control of the defense and/or settlement of any such suit or claim, using counsel of Distributor's or its insurer's selection, which counsel shall be reasonably satisfactory to Prince.  Prince shall use all reasonable efforts to cooperate with Distributor and its insurer in the disposition of any such claim or suit defended by Distributor or its insurer upon request.

10.      Reports and Meetings

10.1.   Purchase and Sales Forecasts.  During the month of July of each Contract Year, Distributor shall prepare and submit to Prince, for Prince's approval, Distributor's purchasing and sales forecast for Products and business plan in respect of the next Contract Year consistent with the Minimum Purchase Requirements set forth in Section 3.3 of this Agreement.   Such forecasts and business plan shall be prepared in detail reasonably satisfactory to Prince and shall include, among other things, (a) the quantity and type  of Products that  Distributor anticipates distributing  and selling  during such season and (b) the proposed customers to whom Distributor anticipates distributing and selling Products during such season.

10.2.   Twelve Month Rolling Forecasts.   During each month of the Term Distributor shall provide Prince with a report, in detail reasonably satisfactory to Prince, of Distributor's projected purchasing of Products from Prince (on a Product by Product basis) during the next 12-month period.

10.3.   Monthly Sales and Inventory Reports. At the end of each month during the Term, Distributor shall provide Prince with a report, in detail reasonably satisfactory to Prince, of the amount of sales of Products (on a Product by Product basis) made during such month as well as Product sell-through at the retail point of sale.   Such reports shall include such information on a unit basis as well as on a volume basis (in local currency), a listing of existing inventory of Products as of the end of such month and such other information as reasonably requested by Prince.

10.4.   Local Press Coverage.  Distributor shall provide Prince, from time to time, with copies of any information or articles appearing in the local press with respect to the Distributor, the Products or any other products bearing the Trademarks sold in the Territory.

10.5.   Regular Meetings.  Prince and Distributor shall meet at mutually acceptable times during each Contract Year, at which time Distributor shall provide Prince with its report on (a) consumer acceptance and reaction with respect to the various Products sold by Distributor; (b)  current  market conditions  for sales  of Products;  (c)  competition and current activity of competitors; (d) Distributor's pricing strategy; and (e) any other information which may assist Prince in the sale and distribution of Products in the Territory.    If requested by Prince, Distributor, at Distributor’s expense, shall attend Prince’s international sales meetings held annually during the Term.

11.      Shortages; Defective Products; Transfer of Risk

11.1.   Shortages.   Immediately upon receipt of shipments of Products at Distributor's warehouse, Distributor shall count the number of cartons included in each shipment and weigh each such carton to confirm that the number of cartons received, and the weight of each, matches the information included on the relevant bill of lading or airway bill for such shipment.  Distributor shall inform Prince of any discrepancy in either the number of cartons included in a shipment or the weight of any of such cartons within two working days after the delivery thereof to Distributor.  Distributor's failure to so notify Prince shall constitute an unqualified waiver by Distributor of all claims with respect to any such discrepancy.  Distributor shall open each carton and inspect the contents thereof to confirm that such contents match the quantity and description of Products included in the relevant invoice in respect of such shipment.  Distributor shall inform Prince of any discrepancy in either the type or quantity of Products included in such shipment within five (5) working days after the delivery thereof to Distributor.  Distributor's failure to so notify Prince shall constitute an unqualified waiver by Distributor of all claims with respect to any such discrepancy.

11.2    Defective Products.     If Distributor believes that any Products delivered to Distributor are defective, Distributor shall give written notice to Prince within thirty days after the delivery thereof to Distributor and make such Products available for inspection by Prince or, if Prince so requests, return (at Prince's expense) such Products to Prince for inspection.   If, pursuant to such inspection, Prince finds that any such Products are defective, Prince shall have the option either to replace or repair such defective Product at Prince's expense or to reimburse Distributor for the cost thereof.   If Prince directs Distributor to destroy Defective Products, Distributor shall do so and provide Prince with a certificate, in form reasonably satisfactory to Prince, certifying that such defective Products were so destroyed. All communications and any other information related to the defective Product shall remain confidential between Prince and the Distributor, its agents and employees. Notwithstanding anything to the contrary contained herein, Distributor's failure to give notice of any claim within 30 days after delivery of Products to Distributor shall constitute an unqualified waiver by Distributor of all claims with respect to such Products.  No warranty is made, either expressed or implied, concerning Products other than that the Products delivered to Distributor shall be of a quality comparable to that sold by Prince to its other Distributors and that such Products conform to the statements made by Prince on the container and labels of such Products, and in its promotion and advertising of such   Products.     PRINCE MAKES NO   OTHER   WARRANTIES, EXPRESS OR IMPLIED.   PRINCE EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, EVEN IF PRINCE HAS BEEN ADVISED OF SUCH PURPOSE.   THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, OR IMPLIED.   PRINCE'S SOLE LIABILITY SHALL BE LIMITED TO THE PURCHASE PRICE OF THE PRODUCTS WITH RESPECT TO WHICH DAMAGES ARE CLAIMED.   IN NO EVENT SHALL PRINCE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

11.3.

Transfer of Risk. Risk of loss or damage to the Products shall pass to the Distributor upon Prince’s placement of Products at the disposal of Distributor at Prince' distribution center or such other distribution point as is designated by Prince.

12.      Force Majeure.     Neither  party  shall  be  responsible  for  failure  or  delay  in performing any of its obligations under this Agreement due to causes beyond its control, including, without limitation, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, war, rebellion, insurrection, sabotage, terrorism, epidemic, quarantine restrictions, labor disputes or controversies (including, in the case of Prince, disputes or controversies that exist by reason of the refusal of Prince or its suppliers to prevent, settle or resolve such dispute or controversy on terms unacceptable to it), labor shortages, transportation embargoes or failures or delays in transportation, fuel or energy shortages, power interruptions or failures, acts of God, acts, rules, regulations, orders or directives of any government or any political subdivision, agency or instrumentality thereof, or the order of any court or regulatory or arbitral body of competent jurisdiction, including, without limitation, any injunction entered against Prince or its suppliers enjoining it or them from manufacturing, selling or distributing Products.  The party affected by any of the foregoing shall advise the other party as soon as possible about any threatened or existing circumstance that may result in a failure or delay in performance. If deliveries of Products  are  delayed  because  of  any  such  cause,  they  shall  be  made  as  soon  as practicable.

13.      Protection of the Trademarks and the Products

13.1.  Infringement and Counterfeiting.   In the event that Distributor learns of any infringement or imitation of a Trademark or of any use by any person or entity of a trademark similar to any Trademark or any imitation or counterfeiting of any of the Products, Distributor shall promptly notify Prince of such information.  Upon learning of such  information  Prince  shall  take  such  action  as  Prince  deems  advisable  for  the protection of Prince's rights in and to the Trademarks and its right to sell and distribute Products. In no event, however, shall Prince be required to take any action if Prince does not deem it advisable to do so, nor shall Distributor have any right to take any such action.  Any award recovered by Prince or any Affiliate of Prince in any such action shall belong solely and exclusively to Prince or such Affiliate.

13.2    Defense of Distributor.   Prince shall defend, at its cost and expense, and with counsel of its own choice, any action or proceeding brought against Distributor for alleged patent or trademark infringement arising out of Distributor's sale of Products in accordance with the provisions of this Agreement.

13.3    Special Covenants.    Distributor agrees (a)  never  to  challenge  the  validity  of Prince's ownership of the Trademarks· or any application for registration thereof, or any Trademark registration thereof and (b) never to contest the fact that Distributor's rights under this Agreement are solely those of a distributor and seller,  and terminate upon expiration or termination of the Term.

14.      Termination

14.1    Breach or Default.

14.1.1  If either party shall at any time default in any material respect in the performance of  any  of  its  obligations  under,  or  otherwise  commit  any  material  breach  of,  this Agreement, and if such default or breach involves the payment of money and the same shall not be cured within ten (10) days after notice to the other party, or involves performance other than the payment of money and the other party has not cured the same within thirty (30) days after notice to it, or if such default or breach is of a nature that cannot be cured or in the case of any material breach of any representation or warranty contained herein of such party, then the other party shall have the right to terminate the Term at any time thereafter by giving notice of such termination to the defaulting party.

14.1.2 Without limiting the generality of the foregoing, and without intending the following to be a complete and exclusive list of material defaults of Distributor's obligations under this Agreement, Prince shall have the right to terminate this Agreement if (i) during any Contract Year Distributor fails to purchase the minimum quantity of Products in accordance with the provisions of Sections 2.1 and 3.4; (ii) Distributor fails during any Contract Year  to expend the amount required to be expended  pursuant to Section 8.2 for the advertisement of Products; (iii) Distributor fails during any Contract Year to timely prepare and submit to Prince the purchase and sales forecast provided for in Section 10.1; (iv) Distributor fails during any Contract Year to timely prepare and submit to Prince the monthly sales and inventory reports provided for in Section 10.3; (v) at any time Distributor uses the Trademarks without Prince's prior approval thereof or in a manner inconsistent with any such approval or otherwise in contravention of this Agreement; (vi) at any time during the Term Distributor, without Prince's prior written consent, sells competitive products; (vii) Distributor fails to comply with any of the material provisions regarding the distribution of Products set forth in Section 7; or (viii) Distributor breaches any material term of this Agreement or any other agreement between Prince and Distributor or between any Affiliate of Prince and Distributor.

14.1.3 Anything in this Agreement to the contrary notwithstanding, either party shall have the right to terminate the Term without prior notice to the other party if (a) the other party shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) be adjudicated insolvent or (v) take corporate action for the purpose of any of the foregoing; or (b) a court or governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to the other party or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the other party, or if any petition for any such relief shall be filed against the other party and such petition shall not be dismissed within 30 days.

14.2.   Continuation of Force Majeure Beyond 60 Days.  If any of the circumstances set forth in Section 12 continue for a period of sixty days or more, then either party shall have the right to terminate this Agreement at any time thereafter upon notice to the other party.

14.3.   Change  in  Control,    The  transfer  or  pledge, without  Prince's  prior  written consent, which consent shall not be unreasonably withheld or delayed, of twenty five percent or more of the voting control of Distributor, the occurrence, without Prince's prior written consent, which consent shall not be unreasonably withheld or delayed, of any  merger,  consolidation  or  acquisition  of  Distributor;  or    the  death,  permanent disability or retirement of any of the owners of more than fifty percent of the shares of Distributor.  Distributor will promptly provide notice to Prince of any of the foregoing events.

14.4.   Effect of Expiration or Termination

14.4.1. The expiration or termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement that, pursuant to any provision of this Agreement, is intended  to survive or  be performed after  the  termination hereof, including, without limitation, the obligation of Distributor to make the payments due to Prince for the period preceding termination.

14.4.2. The right of any party to terminate this Agreement pursuant to this Section 14 shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that any party may possess under this Agreement, or that may arise as a result of the termination of this Agreement, all of which rights and remedies shall survive such termination.

14.4.3. Upon  termination  or  non-renewal of  this  Agreement,  Distributor  shall  have acquired no right to use the name "Prince" or "Ektelon," or any Trademark, shall have no interest  in  the  goodwill  associated  with  the  name  "Prince..  or  "Ektelon,"  or  any Trademark, and shall cease to use in any way the name "Prince" or "Ektelon," or any Trademark, and any express or implied license to sell or use any Products shall terminate.

14.4    Termination by Prince.

14.4.1. If this Agreement is terminated by Prince, Prince shall have the right to sell and deliver  to  Distributor  Products  ordered  by  Distributor  prior  to  termination,  and Distributor shall be required to purchase and pay for such Products in accordance with the terms of this Agreement as if the Term had not been so terminated.

14.4.2. Distributor shall provide Prince with an inventory of all Products on hand as of the date of termination not later than 20 days following such date.  Prince shall have the right  to  inspect  Distributor's  warehouse facilities  to  confirm  the  accuracy  of  such inventory.

14.4.3. Prince shall have the prior right and option to repurchase from Distributor (or to arrange for a successor distributor to purchase from Distributor) any and all Products in Distributor's possession on the date of termination or expiration of the Term at the then current market value for such Products or the same price Prince charged Distributor for such Products, whichever is less.  Distributor may sell any Products not so purchased by Prince (or a successor distributor), for a period of ninety (90) days following the date of termination  or expiration  of  this  Agreement, provided that such  sales are strictly in accordance with the terms, conditions and covenants of this Agreement as though the Term had not terminated or expired.   Distributor recognizes that any sale of Products after termination or expiration of the Term, through other than normal and appropriate channels of distribution as provided herein, will cause irreparable damage to the prestige of Prince, to the Trademark and Products, and to the goodwill pertaining thereto.

14.4.4. Distributor acknowledges that Prince's compliance with the terms and conditions of this Agreement provide adequate compensation for its efforts, and that Prince shall, in connection with the expiration, termination or non-renewal of this Agreement in accordance with the terms hereof, incur no liability for any indemnity or termination payment, compensation or  benefit of  any kind, or  reimbursement  for  any  damages, whether direct, indirect, special, incidental or consequential or whether on account of the loss of prospective profits on anticipated sales, loss of reputation, goodwill or customers, expenditures, investments, leases or other commitments of any kind.   To the extent Distributor may lawfully do so, Distributor hereby waives and renounces any right to receive any such payment or benefit under any law, regulation or rule.

14.4.5. In any event, the maximum liability of Prince for a termination deemed unlawful or not in compliance with the terms of this Agreement shall be equal to one-half of the net profits earned by Distributor through its sale of the Products during the twelve months prior to said termination.

15.      Representations and Warranties

Each party hereby represents and warrants to the other that:

15.1    Due Organization. Such party is a corporation or company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to carry on its business where and as now conducted, to own, lease, use and operate its properties as now conducted and to execute and deliver this Agreement and to perform its obligations hereunder.

15.2    Due Authorization; Binding Effect.  The execution, delivery and performance by such party of this Agreement have been duly and validly authorized by all necessary corporate or similar proceedings (including, without limitation, approval by the board of directors and, if necessary, shareholders).  This Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

15.3    No Breach or Default.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or result in a breach of or default under (i) any of the present provisions of the governing instruments of such party, or (ii) any mortgage, indenture, contract, agreement, license, franchise, permit, instrument, trust, power, judgment, decree, order, ruling or statute or regulation to which such party is presently a party or by which it or its properties may be subject, (b) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or  with respect to any properties, assets, business, agreements or contracts of such party or (c) require any consent, approval or waiver of, filing with, or notification to any person (including, without limitation, any governmental or regulatory authority).

15.4    No Proceedings.   No investigation, action, suit or proceeding before any court or any governmental or regulatory authority has been commenced, and no investigation, action,  suit  or  proceeding  by  any  governmental  or  regulatory  authority  has  been threatened, against such party or any of its principals, officers or directors (a) seeking to restrain, prevent, delay or change the transactions contemplated hereby, (b) questioning the validity or legality of this Agreement or the transactions contemplated hereby, (c) seeking damages in connection with any of such transactions or (d) seeking to restrict the businesses or operations presently carried on by such party.

16.      Miscellaneous

16.1    Governing Law; Severability; Venue.  The rights and obligations of the parties under  this  Agreement  shall  not  be  governed  by  the  provisions  of  the  1980  U.N. Convention on Contracts for the International Sale of Goods or the related Convention on the  Limitation  Period  in  the  International  Sale  of  Goods;  rather  these  rights  and obligations shall be governed by and interpreted in accordance with the internal (but not the conflicts) laws of the State of New Jersey, including its provisions of the Uniform Commercial Code. If one or more provisions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement, or modified to the extent necessary to make such provision valid and enforceable, so that the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent that an action is brought pursuant to the provisions of Section 16.3 hereof, each party hereto: (i) submits to the exclusive general jurisdiction of the Courts of the State of New Jersey, the Courts of the United States of America for the District of New Jersey and any appellate courts from any decision thereof in any legal action or proceeding relating to this Agreement; (ii) consents that  any such  action or proceeding may be brought in such courts; (iii) waives any objection that he, she or it may have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in such or any inconvenient court and agrees not to plead or claim the same; and (iv) agrees that service of process in any such action or proceeding may be effected in accordance with the provisions of Section 16.7 hereof. Any action arising hereunder or related in any way hereto against Prince shall be brought within one (1) year after the occurrence giving rise to the claim or be barred forever.

16.2    Arbitration.

16.2.1 Except in the case of an action pursuant to Section 16.3 hereof, any controversy or claim arising out of, relating to, or in connection with this contract, or the breach, expiration, termination or validity thereof, shall be finally settled by arbitration in accordance with the International Rules of the American Arbitration Association ("AAA").

16.2.2 The arbitration shall be conducted by one arbitrator, if the parties can agree on the choice.   If the parties are unable to reach agreement on the choice of arbitrator within thirty  days  of  the  commencement  of  discussions regarding  same,  a  panel  of  three arbitrators shall be established, as follows: Each party shall choose one arbitrator deemed qualified by AAA. The two arbitrators thus chosen shall then choose a third arbitrator.

16.2.3 The arbitration shall be conducted in Princeton, NJ in the English language.

16.2.4 The award entered by the arbitrator shall be in writing and shall be final and binding on the parties.   Judgment upon the award may be entered by any court having jurisdiction thereof.

16.2.5  A request for equitable remedies, including injunctive relief and interim relief, by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.  Any request for such remedies shall be heard exclusively in the state or federal courts sitting in Burlington or Mercer County, New Jersey which have subject matter jurisdiction.  The parties hereby consent to the jurisdiction of such courts and expressly waive all rights to trial by jury regarding any such matter.

16.3    Injunctive Relief    Prince shall be entitled to seek and obtain a restraining order and an injunction in any court within or outside of the Territory having jurisdiction over the parties and the subject matter to prevent any threatened, actual or continued violation of this Agreement.

16.4    Assignment.  Neither party hereto may assign its rights or delegate its obligations under this Agreement, except that Prince may assign its rights and delegate its obligations hereunder to any affiliate of Prince or successor to the business of Prince provided that such party assumes in writing all of the liabilities and obligations of Prince under this Agreement.  This Agreement and all of the provisions hereof shall be binding upon and inure only  to  the  benefit  of  the  parties  hereto  and  their  respective  successors  and permitted assigns.

16.5     Waiver of Compliance.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive that party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.  Any waiver must be in writing.

16.6    No Agency.     Distributor acknowledges and agrees that neither Distributor nor any person acting on behalf of Distributor is or shall be considered an employee of Prince for any reason whatsoever and does not and shall not have any rights to, or participate in, any pension or welfare plans, or any other benefits which Prince now or hereafter maintains for or provides to its employees.  Neither Distributor nor any person acting on behalf of Distributor is or shall be deemed to be the legal representative or agent of Prince for any purpose whatsoever, and Distributor is not authorized by Prince to transact business, incur obligations, express or implied, or otherwise act in any manner, in the name of or on behalf of Prince, or to make any promise, warranty, or representation with respect to Prince Products or any other matter in the name of or on behalf of Prince. DISTRIBUTOR IS ENGAGED IN ITS OWN INDEPENDENT BUSINESS AND SHALL INDEMNIFY PRINCE FROM AND AGAINST ANY DETERMINATION BY ANY COURT OR GOVERNMENT AGENCY IN THE UNITED STATES OR THE TERRITORY THAT DISTRIBUTOR OR ANY PERSON ACTING ON BEHALF OF DISTRIBUTOR IS AN EMPLOYEE OF PRINCE CONTRARY TO THE INTENT OF THE PARTIES HERETO.  PRINCE HAS NO RESPONSIBILITY WITH RESPECT TO ANY EXPENSES OR OBLIGATIONS INCURRED BY DISTRIBUTOR IN CONNECTION WITH THE CARRYING ON OF ITS BUSINESS.  No manufacturing or licensing rights or rights of use of any patent are granted by this Agreement.

16.7    Notices.   All notices, reports, requests, demands, consents, approvals and other communications required or permitted under this Agreement shall be in writing in the English language and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by fax (with receipt confirmed), provided that a copy is mailed (on the same date) by registered or certified air mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by express delivery service (receipt requested), or by certified or registered air mail, postage prepaid, return receipt requested, in each case to the appropriate addresses and fax numbers set forth in  Section 16.7 of the Distribution Schedule (or to such other addresses and fax numbers as a party may from time to time designate as to itself by notice similarly given to the other party in accordance herewith).

16.8    Entire Agreement; Amendments.  This Agreement, together with the Distribution Schedule annexed hereto, constitutes a complete statement of all of the arrangements between the parties with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements and understandings between them.   This Agreement cannot be changed, amended, or modified except by an instrument in writing signed by the parties hereto.

16.9    Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.10   Counterparts; English Text Governs.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  If the text of this Agreement is translated from English into another language, the English version shall be the governing version for all purposes.

16.11  Product Liability.  Distributor shall not hold Prince liable for any damages, costs, expenses or losses incurred through claims involving the manufacture, sale or marketing of Products, including without limitation, product liability claims.

16.12  Confidentiality.  Each of Prince and Distributor shall not, and each of them shall use its best efforts to cause its employees not to, directly or indirectly, disclose or use at any time, any confidential information of the other (either during or after the termination or expiration of this Agreement), except to or for the benefit of the other as such other party may direct in writing.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LINEA DEPORTIVA PRINCE MEXICO, S.A. DE CV

By: /s/ DUNCAN FORBES

Name: DUNCAN FORBES

Title: _______________________

PRINCE SPORTS, INC.

By: /s/ John Comino

John Comino, CFO

DISTRIBUTION SCHEDULE

Section 1.4

Initial Designated Currency

The initial Designated Currency (which shall remain the Designated Currency until such time that Prince may advise Distributor of a change in the Designated Currency) is the United States Dollar.

Section 1.10

Territory

The Territory shall consist solely of the Federative States Mexico, exclusive of duty free zones, including, but not limited to, duty free shops within airports, special "duty free" or "enterprise" zones, duty free operators, ship chandlers and the like, located in or operating within the Territory.

Section 3.2

Payment Terms Net 60 days Section 3.4

Minimum Purchase Requirements

Distributor shall purchase from Prince not less than the following minimum quantities of Products (all amounts are in United States Dollars):

First Contract Year: US $275,000  (2008) Second Contract Year: US $550,000 (2009) Third Contract Year: US $660,000  (2010) Fourth Contract Year: US $660,000  (2011) Fifth Contract Year: US $660,000  (2012)

a

Section 6

Term of Agreement

The Term of the Distribution Agreement will commence on April15, 2008 and shall continue, unless terminated in accordance with Section 14, through 31 Decembe1·2012. The Term shall consist of the following contract years (each, a "Contract Year"):

First Contract Year: 15 April2008- 31 December 2008

Second Contract Year: 1 January 2009 -31 December 2009

Third Contract Year: 1 January 2010-31 December 2010

Fourth Contract Year: 1 January 201l -31 December 2011

Fifth Contract Year: 1 January 2012-31 December 2012

Section 8.2

Distributor1S Advertising Budget for Products for the First Contract Year

The following   is Distributor1s minimum advertising budget for Products for the First

Contract Year pursuant to Section 8.2 of the Distribution Agreement: Five percent of Distributor's Net Sales for Calendar Year  2008

Section 16.7

Notices shall be given to the parties as follows: If to Prince, to it at:

Prince Sports Inc.

One Advantage Court

Bordentown, New Jersey 08505

U.S.A.

Attention: Executive Vice President, CFO

Fax No. (609) 291-5793

With a copy to:

Richard M. Miller, Esq. MillerMitchell  PC

182 Nassau Street

Princeton, New Jersey 08542

U.S.A.

Fax No. (609) 921-0459

If to Distributor, to it at:

Linea Deportiva Prince Mexico, S.A. Lopez Cotilla 829 Int. 1,

Colonia Ameticana,

Guadalajara, Jalisco, Mexico

With a copy to: S Fred Adams

218 Country Lane

Carrolton, GA 30117